UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June [●], 2014

AFFYMAX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33213	77-0579396
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

19200 Stevens Creek Blvd. Suite 240
Cupertino, CA 95014
(Address of principal executive offices and zip code)

(650) 812 -8700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

£             Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

£             Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

£             Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

£             Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Termination of a Material Definitive Agreement.

On June 10, 2014, Affymax, Inc. (“Affymax”) received from Takeda Pharmaceutical Company Limited (“Takeda,” and together with Affymax, the “Parties” ) a written notice of termination (the “Notice”) of the Collaboration and License Agreement between the Parties, dated June 27, 2006, as amended (the “Agreement”). The Notice provides that, in accordance with the Agreement, the Agreement will be terminated effective as of September 10, 2014. Takeda’s decision to terminate the Agreement is a result of its detailed investigation of safety concerns of OMONTYS, which confirmed no quality or manufacturing issues were present, but did not identify a specific root cause for the reactions that were observed in patients treated with the product. In February 2013, in consultation with the U.S. Food and Drug Administration (the “FDA”), Affymax and Takeda voluntarily recalled OMONTYS from the market as a result of post-marketing reports regarding serious hypersensitivity reactions, including anaphylaxis, which can be life-threatening or fatal.

Based on these findings and related discussions with Takeda, Affymax has determined not to exercise its rights with respect to the OMONTYS New Drug Application (the “NDA”) and Takeda will work with the FDA to withdraw the NDA.

The press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statement and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Affymax and Takeda Announce Termination of OMONTYS® (peginesatide) Product Collaboration and License Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

AFFYMAX, INC.

Dated: June 13, 2014	By:	/s/ J. Weston Rose
J. Weston Rose President